                                                           FOR IMMEDIATE RELEASE

                                                                       EXHIBIT A

For:      Richey Electronics, Inc.
          7441 Lincoln Way
          Garden Grove, CA 92641

Contact:  William C. Cacciatore or Richard N. Berger
          714/898-8288


          RICHEY ELECTRONICS REPORTS FOURTH QUARTER EARNINGS, ANNOUNCES
       PROPOSED PRIVATE OFFERING OF CONVERTIBLE DEBT, AND SIGNS LETTER OF
                     INTENT TO ACQUIRE MS ELECTRONICS, INC.

Garden Grove, California, January 30, 1996 - Richey Electronics, Inc. (Nasdaq NNM:RCHY) today reported financial results for the fourth quarter and the twelve month period ended December 31, 1995, announced a proposed private offering of convertible debt and announced the signing of a letter of intent to acquire MS Electronics, Inc., a Maryland-based distributor of electronic components.

YEAR END SALES UP 30%; PROFITS, EXCLUDING DEANCO ACQUISITION RESTRUCTURING CHARGE, UP 98%

     Net income for the fourth quarter of 1995 was $209,000, or $0.02 per share, compared with net income of $535,000, or $0.09 per share, for the fourth quarter of 1994. In the fourth quarter of 1995, the Company recognized a pretax charge to earnings of $1.45 million related to its December 20, 1995 acquisition of Deanco, Inc. (the "Deanco Acquisition") to cover the costs of closing certain of the Company's facilities, severance pay, and consolidating the operations of Deanco into the Company. Excluding this restructuring charge, net income for the fourth quarter doubled to $1,079,000, or $0.12 per share. Net sales for the fourth quarter ended December 31, 1995 rose to $33,353,000 (including $3.5 million from acquired Deanco operations after December 19) from $24,076,000 an increase of 38.5%.

     For the year ended December 31, 1995, net sales increased 29.7% to $117,057,000 from $90,266,000 in 1994. Net income for the year ended
December 31, 1995 was $2,868,000, or $0.36 per share, compared with net income of $1,893,000, or $0.32 per share, for 1994. Excluding the fourth quarter restructuring charge, net income rose 97.5% to $3,738,000, or $0.47 per share.

     On August 16, 1995, Richey Electronics acquired Inland Empire Interconnects ("IEI"). The financial results for the third and fourth quarters of 1995 include the results of this acquisition from the acquisition date. On
December 20, 1995, Richey Electronics acquired Deanco, Inc. The financial results for the fourth quarter of 1995 include the results of this acquisition from the acquisition date.

     Concurrent with the Deanco Acquisition, the Company replaced its existing credit facility with a new senior credit facility, consisting of a 3.5 year, $30 million dollar term loan and a 4 year, $45 million revolving line of credit. This facility is secured by substantially all of the Company's assets and bears interest at either the prime rate plus 1% (currently 9.50%) or the Eurodollar rate plus 2.25% (currently 7.875%), at the Company's option.

PROPOSED PRIVATE OFFERING OF CONVERTIBLE DEBT

     Richey Electronics also announced today that it proposes to make a private offering of $50 million in aggregate principal amount of convertible subordinated notes due 2006. The notes will be unsecured debt, subordinated to all present and future senior indebtedness of the Company and convertible into Richey Electronics common stock. The Company intends to use the net proceeds of the offering to repay indebtedness under its senior credit facility.

     The notes and underlying common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of any offer to buy the notes.

LETTER OF INTENT TO ACQUIRE MS ELECTRONICS, INC.

     Richey Electronics also announced the execution of a letter of intent to acquire certain assets and the business of MS Electronics, Inc., a distributor of interconnect, electromechanical and passive components and provider of value-added services headquartered in Gaithersburg, Maryland. MS Electronics, which is privately held, had sales of approximately $11 million in 1995.

     The acquisition will be accounted for as a purchase, is subject to certain customary terms and conditions, and is expected to close in the first quarter of 1996.

     William C. Cacciatore, Chairman, President and Chief Executive Officer of Richey Electronics commented:

"We are pleased with the year-end and fourth quarter operating results which, excluding the restructuring charge related to the Deanco Acquisition, were in line with our expectations. Both our component and value-added sales continued to enjoy strong growth. In the fourth quarter, we completed the integration of IEI by moving its operations into the Richey value-added facility, introducing some assembly inefficiencies which depressed value-added gross profit margins for the quarter.

"The integration of Deanco is well underway. We are very excited about this acquisition and the potential operating leverage it brings to Richey. On a pro forma basis, assuming the Deanco Acquisition had occurred on January 1, 1995, the combined companies would have had sales of $217 million and earnings of $4.4 million, or $.54 per share. Our plan to achieve significant savings in operating expenses through the combination of Richey and Deanco facilities and management requires that we first successfully convert Deanco's computer data to Richey's system, which we plan to complete in the first half of 1996. Consequently, we will run Richey and Deanco as separate entities with many duplicate costs until the computer conversion is complete and do not expect to realize operating savings until after the first quarter of 1996.

"In line with our strategy of pursuing complementary acquisitions, we have signed a letter of intent to acquire MS Electronics. MS Electronics fits nicely with our new location in the Baltimore-Washington market, acquired as part of the Deanco Acquisition. We anticipate more than doubling our Baltimore-Washington area volume, as MS brings new customers and product lines to Richey in that market, including Amp, for whom MS is the largest local distributor.

"With estimated net proceeds of $47.5 million from the proposed offering of convertible debt, we will pay off a $30 million term loan and pay down $17.5 million of borrowings under our revolving line of credit from our commercial lender. Following the offering, we anticipate having outstanding borrowings of approximately $11.5 million under the $45 million revolver, with $23.5 million immediately available to fund future expansion. Furthermore, the offering would fix the interest rate on the majority of the Company's debt and have no amortization requirement until its maturity which is anticipated to be 10 years."

     Attached are the Company's Condensed Statements of Operations, Balance Sheets and Cash Flows for the year ended December 31, 1995 and an Unaudited Pro Forma Condensed Statement of Operations for the year ended December 31, 1995 which assumes that the Deanco Acquisition occurred as of January 1, 1995.

     Richey Electronics is a leading multi-regional, specialty distributor of interconnect, electromechanical and passive electronic components and a provider of value-added services.

                                     RICHEY ELECTRONICS, INC.
                               CONDENSED STATEMENTS OF OPERATIONS
                                           (UNAUDITED)

                                             QUARTER ENDED              TWELVE MONTHS ENDED
                                       --------------------------    --------------------------
                                       DECEMBER 31,  DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                          1995          1994            1995           1994
                                       ------------  ------------    ------------   ------------
Net Sales:                             $33,353,000   $24,076,000     $117,057,000   $90,266,000

Cost of Goods Sold:                     25,480,000    18,196,000       89,080,000    68,176,000
                                       -----------   -----------     ------------   -----------
Gross Profit:                          $ 7,873,000   $ 5,880,000     $ 27,977,000   $22,090,000
                                       -----------   -----------     ------------   -----------

Operating expenses:
  Selling, warehouse, general
    and administrative                 $ 5,757,000   $ 4,457,000     $ 20,415,000   $16,750,000

  Amortization of intangibles              142,000       126,000          459,000       568,000

  Acquisition related
    restructuring costs                  1,450,000        --            1,450,000        --
                                       -----------   -----------     ------------   -----------
                                       $ 7,349,000   $ 4,583,000     $ 22,324,000   $17,318,000
                                       -----------   -----------     ------------   -----------
    Operating Income                   $   524,000   $ 1,297,000     $  5,653,000   $ 4,772,000

Interest Expense                       $   180,000   $   403,000     $    867,000   $ 1,606,000
                                       -----------   -----------     ------------   -----------
    Income before income taxes         $   344,000   $   894,000     $  4,786,000   $ 3,166,000

Federal and state income taxes         $   135,000   $   359,000     $  1,918,000   $ 1,273,000
                                       -----------   -----------     ------------   -----------
       Net income                      $   209,000   $   535,000     $  2,868,000   $ 1,893,000
                                       -----------   -----------     ------------   -----------
                                       -----------   -----------     ------------   -----------
       Earnings per Share                    $0.02         $0.09            $0.36         $0.32
                                       -----------   -----------     ------------   -----------
                                       -----------   -----------     ------------   -----------
       Weighted Average number
       of shares outstanding             9,054,000     5,889,000        8,036,000     5,889,000
                                       -----------   -----------     ------------   -----------
                                       -----------   -----------     ------------   -----------

                         RICHEY ELECTRONICS, INC.
                         CONDENSED BALANCE SHEETS
                                (UNAUDITED)


                                              DECEMBER 31,    DECEMBER 31,
                                                  1995            1994
                                              ------------    ------------

ASSETS

CURRENT ASSETS
  Cash and cash equivalents                       $572,000          $9,000
  Trade receivables                             25,622,000      11,167,000
  Inventories                                   31,450,000      14,913,000
  Deferred income taxes                          3,948,000       1,427,000
  Other current assets                           1,481,000         435,000
                                              ------------    ------------
     Total current assets                      $63,073,000     $27,951,000
                                              ------------    ------------
LEASEHOLD IMPROVEMENTS, EQUIPMENT,
  FURNITURE AND FIXTURES, net                   $3,469,000      $1,017,000
                                              ------------    ------------
OTHER ASSETS AND INTANGIBLES
  Deferred income taxes                         $4,979,000      $2,430,000
  Intangibles, net                                       0       3,261,000
  Other                                          1,161,000          80,000
  Costs in excess of net assets of
    acquired business                           46,259,000         274,000
                                              ------------    ------------
                                               $52,399,000      $6,045,000
                                              ------------    ------------
                                              $118,941,000     $35,013,000
                                              ------------    ------------
                                              ------------    ------------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Current maturities of long-term debt            $835,000      $1,600,000
  Notes payable, revolving line of credit                0       8,843,000
  Accounts payable                              18,250,000      10,457,000
  Accrued expenses                               6,088,000       1,734,000
  Accrued restructuring costs                    3,824,000          --
                                              ------------    ------------
    Total current liabilities                  $28,997,000     $22,634,000
                                              ------------    ------------
Accrued restructuring costs, long-term            $900,000          --
                                              ------------    ------------
Long-term Debt
  Subordinated notes payable                    $2,982,000      $3,594,000
  Other long-term debt                          58,670,000          --
                                              ------------    ------------
                                                61,852,000       3,594,000
                                              ------------    ------------
STOCKHOLDERS' EQUITY
  Preferred stock                                       $0              $0
  Common stock                                       9,000           6,000
  Additional paid-in-capital                    20,976,000       5,240,000
  Retained earnings                              6,407,000       3,539,000
                                              ------------    ------------
    Total stockholders' equity                 $27,392,000      $8,785,000
                                              ------------    ------------
                                              $118,941,000     $35,013,000
                                              ------------    ------------
                                              ------------    ------------

                             RICHEY ELECTRONICS, INC.
                         CONDENSED STATEMENTS OF CASH FLOWS
                                    (UNAUDITED)




                                                                    TWELVE MONTHS ENDED
                                                                  ---------------------------
                                                                  DECEMBER 31,    DECEMBER 31,
                                                                     1995            1994
                                                                  -----------     -----------


CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                        2,868,000       1,893,000
Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
   Depreciation and amortization                                    912,000         765,000
   Deferred income taxes                                          1,065,000       1,157,000
   Restructuring costs accrued                                    1,450,000          --
   Changes in operating assets and liabilities:
     (increase) in trade receivables                             (2,448,000)     (1,107,000)
     (increase) in inventories                                   (2,727,000)     (1,518,000)
     (increase) decrease in other assets                           (280,000)         14,000
     increase (decrease) in accounts payable
                 and accrued expenses                              (624,000)      2,820,000
                                                                 ----------     -----------

        Net cash provided by operating activities                   236,000       4,024,000
                                                                  ---------     -----------


CASH FLOWS (USED IN) INVESTING ACTIVITIES
   Purchase of leasehold improvements and equipment              (1,316,000)       (401,000)
   Payment of acquisitions and restructuring costs               (2,025,000)     (2,512,000)
                                                                -----------     -----------
        Net cash (used in) investing activities                  (3,341,000)     (2,913,000)
                                                                -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net advances (repayments) on revolving line of credit         (8,943,000)      1,848,000
   Borrowings under long-term revolving line of credit            1,974,000          --
   Payments on long-term debt                                    (5,202,000)     (2,957,000)
   Proceeds from issuance of common stock, net of
     offering expenses of $446,000                               15,739,000          --

                                                                -----------     -----------


        Net cash provided by (used in) financing activities       3,668,000      (1,109,000)
                                                                -----------     -----------
        Increase in cash and cash equivalents                       563,000           2,000

CASH AND CASH EQUIVALENTS
    Beginning                                                         9,000           7,000
                                                                -----------     -----------
    Ending                                                          572,000           9,000
                                                                -----------     -----------
                                                                -----------     -----------


                            RICHEY ELECTRONICS, INC.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS


     The following Unaudited Pro Forma Condensed Statement of Operations is derived from the unaudited statement of income of Richey Electronics for the year ended December 31, 1995 and the unaudited consolidated statement of income of Electrical Distribution Acquisition Company ("EDAC") and its wholly-owned subsidiary, Deanco, Inc. for the period ended December 19, 1995, and assumes that the Deanco Acquisition was consummated as of January 1, 1995.

     The Unaudited Pro Forma Condensed Statement of Operations does not purport to represent what the Company's results or financial condition would actually have been if the Deanco Acquisition had occurred on the date indicated or to project the Company's results or financial condition for or at any future period or date. The pro forma adjustments, as described in the accompanying data, are based on available information and certain assumptions that management believes are reasonable.

     The unaudited pro forma information with respect to the Deanco Acquisition is based on the historical financial statements of the business acquired. The Deanco Acquisition has been accounted for under the purchase method of accounting.

                            RICHEY ELECTRONICS, INC.

              UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                           YEAR ENDED DECEMBER 31, 1995
                                  (IN THOUSANDS)


                                                                                            Pro Forma
                                                                      EDAC and              Adjustments
                                                    Richey             Deanco                  for           Pro Forma for
                                                   Historical         Historical            Acquisition        Acquisition
                                                   ----------         ----------            ------------     -------------
Net sales . . . . . . . . . . . . . . . . . . .    $ 117,057          $  99,926                                  $ 216,983
Cost of goods sold  . . . . . . . . . . . . . .       89,080             74,804                                    163,884
                                                   ----------         ----------            ------------     -------------
Gross profit  . . . . . . . . . . . . . . . . .       27,977             25,122                                     53,099
Operating Expenses:
   Selling, warehouse, general and                                                          762 (c)
   administrative and amortization  . . . . . .       20,874             21,558                 (4,500)(d)          38,694

Restructuring costs . . . . . . . . . . . . . .        1,450                 --                 (1,450)(a)              --
                                                   ----------         ----------            ------------     -------------
Operating income  . . . . . . . . . . . . . . .        5,653              3,564                  5,188              14,405
   Interest expense, net  . . . . . . . . . . .          867              2,829                  2,400 (e)           6,096
                                                                                                  (476)(b)
Other expense (income)  . . . . . . . . . . . .           --                598                      3 (c)             125
                                                   ----------         ----------            ------------     -------------
Income before income taxes  . . . . . . . . . .        4,786                137                  3,261               8,184
Income tax expense  . . . . . . . . . . . . . .        1,918                264                  1,625 (f)           3,807
                                                   ----------         ----------            ------------     -------------
Net income (loss) . . . . . . . . . . . . . . .        2,868               (127)                 1,636               4,377
                                                   ----------         ----------            ------------     -------------
                                                   ----------         ----------            ------------     -------------
Earnings per common share   . . . . . . . . . .       $ 0.36                 --                                     $ 0.54
                                                   ----------                                                -------------
                                                   ----------                                                -------------


The accompanying notes are an integral part of the pro forma statement of operations (unaudited).

                            RICHEY ELECTRONICS, INC.

         NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                                 (in thousands)


     The pro forma adjustments associated with the statement of operations represent those items directly attributable to the Deanco Acquisition and are as follows:



     (a)  Material non-recurring charges for restructuring costs of $1,450 charged to the Company's fourth quarter 1995 income statement have been eliminated.

     (b)  Material non-recurring charge for write-off of Deanco deferred debt costs of $476 as a result of the refinancing of the combined operations have been eliminated.

     (c)  Amortization of goodwill and deferred debt costs have been adjusted to reflect the following:
               Elimination of goodwill amortization in Deanco's income statement . . . . . . . . . . . . . . . . . . . . . .$  (359)

               Goodwill amortization for a full year in the Company's income statement as the result of the
               Deanco Acquisition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1,121
                                                                                                                             ------
                                                                                                                            $   762
                                                                                                                             ------
                                                                                                                             ------
               Elimination of amortization of deferred debt costs for Deanco . . . . . . . . . . . . . . . . . . . . . . .  $  (122)

               Amortization of deferred debt costs associated with Senior Credit Facility. . . . . . . . . . . . . . . . . .    125
                                                                                                                             ------
                                                                                                                            $     3
                                                                                                                             ------
                                                                                                                             ------
     (d)  The Company anticipates the following annual cost savings directly attributable to the Deanco Acquisition:

               Closure of seven redundant operating facilities and related lease costs . . . . . . . . . . . . . . . . . . .  $ 625

               Salary and related benefit costs associated with the termination of approximately 60 people, principally corporate and management personnel, as the result of the closure of redundant facilities, consolidation of warehouse facilities and elimination of Deanco corporate staff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $2,555

               Fringe benefit savings, as the Company's benefit plans were adopted for the combined operations.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 350

               Expected salary cost and benefit savings associated with consolidation of redundant branches  . . . . . . . . .$ 550

               Expected savings resulting from the elimination of duplicate corporate expenses . . . . . . . . . . . . . . . .$ 200

               Elimination of management fee contract for services to Deanco that terminated at the date of the Deanco Acquisition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .$ 220
                                                                                                                             ------
                                                                                                                             $4,500

          In addition to the cost savings initiatives described above directly attributable to the Deanco Acquisition, all of which are pro forma adjustments, the Company estimates it can eliminate an additional $1,000 of annual costs through further reductions in branch operating expenses, freight and advertising costs.



     (e)  Interest expense has been increased to reflect the following assumptions:

               Additional debt to fund payment of stock payment notes of $34,106 was outstanding for the full year at a borrowing rate of 8.2% on the Revolving Line of Credit. . . . . . . . . . . . . . . . . . . . . $2,800

               Notes payable to former EDAC management and stockholders had been financed at a borrowing rate of 8.2% for the year. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $  (50)

               Average bank debt outstanding for Deanco has been assumed to incur interest at a borrowing rate of 8.2% for the period from January 1, 1995 to
          December 19, 1995. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ (350)
                                                                                                                             ------
                                                                                                                            $ 2,400
                                                                                                                             ------
                                                                                                                             ------
               The effect on income of the interest rate varying by 1/8% from the amount used in this calculation would be approximately $75 before taxes.

     (f)  The pro forma adjustments to income taxes are based on a 40% tax rate applied to taxable income.  Taxable income is income before provision for income taxes plus non-deductible goodwill.

